Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES DOWN 3 PERCENT;

COMPARABLE STORE SALES DOWN 6 PERCENT

SAN FRANCISCO – October 6, 2005 – Gap Inc. (NYSE: GPS) today reported net sales of $1.41 billion for the five-week period ended October 1, 2005, which represents a 3 percent decrease compared with net sales of $1.45 billion for the same period ended October 2, 2004. The company’s comparable store sales for September 2005 decreased 6 percent compared with a 3 percent decrease in September 2004.

Comparable store sales by division for September 2005 were as follows:

•	Gap North America: negative 3 percent versus negative 2 percent last year

•	Gap International: negative 13 percent versus negative 10 percent last year

•	Banana Republic North America: negative 7 percent versus positive 6 percent last year

•	Old Navy North America: negative 7 percent versus negative 6 percent last year

“September sales results were very disappointing as we faced continued challenges with traffic and product performance across all brands,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations.

Commenting on September business, Simmons added, “Due to the significant miss in unit sales, merchandise margins through September are trending substantially below last year and we expect increased margin pressure in October as we work to clear product.”

Year-to-date net sales of $9.9 billion for the 35 weeks ended October 1, 2005, decreased 1 percent compared with net sales of $10.1 billion for the same period ended October 2, 2004. The company’s year-to-date comparable store sales decreased 5 percent compared with a 2 percent increase in the prior year.

As of October 1, 2005, Gap Inc. operated 3,082 store locations compared with 3,038 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Forward-Looking Statements

This press release and related recorded call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitations, statements regarding merchandise margins and inventory per square foot for the third quarter of 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the Company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of October 6, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798